Exhibit 99.1

                       JOINT FILERS' NAMES AND ADDRESSES

    1.  ICONIQ Strategic Partners GP, L.P.
    2.  ICONIQ Strategic Partners, L.P.
    3.  ICONIQ Strategic Partners TT GP, Ltd.
    4.  Divesh Makan
    5.  William Griffith

The business address for each of the above reporting persons is:

c/o ICONIQ Strategic Partners, 394 Pacific Avenue, 2nd Floor
San Francisco, CA 94111